FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT

BOONVILLE ASSOCIATES I, L.P.
(A MISSOURI LIMITED PARTNERSHIP)
MHDC PROJECT NO.: 00-100-HCT

DECEMBER 31, 2005 AND 2004

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

Reznick Group, P.C. 4711 W. Galt Road Suite 200 Skokie, IL 60076-1236	Tel: (847) 324-7500 Fax: (847) 324-7501 www.reznickgroup.com

INDEPENDENT AUDITORS' REPORT

To the Partners
Boonville Associates I, L.P.
(A Missouri Limited Partnership)

We have audited the accompanying balance sheets of Boonville Associates I, L.P. (A Missouri Limited Partnership) as of December 31, 2005 and 2004, and the related statements of operations, partners' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boonville Associates I, L.P. (A Missouri Limited Partnership) as of December 31, 2005 and 2004, and the results of its operations, changes in partner's equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 21 through 27 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Reznick Group, P. C.

Skokie, Illinois
January 26, 2006

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

BALANCE SHEETS

December 31, 2005 and 2004

ASSETS

	2005	2004
Fixed Assets
1420 - Buildings	$3,601,152	$3,601,152
1430 - Site Improvements	34,237	34,237
1450 - Furniture and Fixtures	114,715	114,715
4250 - Less: Accumulated Depreciation	(673,983)	(521,314)

Net Book Value	3,076,121	3,228,790
1410 - Land	165,000	165,000

Total Fixed Assets	3,241,121	3,393,790

Current Assets
1120 - Cash - Project	25,171	1,399
1130 - Accounts Receivable - Tenant	3,824	4
1240 - Prepaid Insurance	4,823	4,900

Total Current Assets	33,818	6,303

Security Deposits Held in Trust
1191 - Cash - Restricted	9,907	9,609
2191 - Less: Tenant Security Deposits	(9,000)	(9,400)

Total Security Deposits Held in Trust	907	209

Escrow Deposits and Restricted Reserves
1310 - Real Estate Tax Escrow	820	1,392
1310 - Insurance Escrow	4,962	4,193
1320 - Replacement Reserve	51,924	45,376
1380 - Operating Reserve	4,753	4,670
1390 - Supportive Program Reserve	43,164	50,965

Total Escrow Deposits and Restricted Reserves	105,623	106,596

Total Assets	$3,381,469	$3,506,898

(continued)

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

BALANCE SHEETS - CONTINUED
December 31, 2005 and 2004

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

	2005	2004
Current Liabilities
2320 - Mortgage Loans Payable - Current Portion	24,200	$23,998
2110 - Accounts Payable - Trade	1,406	5,326
2110 - Accounts Payable - Other	15,000	15,000
2140 - Accrued Expenses	5,500	5,424
2210 - Prepaid Rents	2,515	12
2230 - Due to Affiliates	16,794	15,295

Total Current Liabilities	65,415	65,055

Long-Term Liabilities
2320 - Mortgage Loans Payable	713,500	737,498
2320 - Less: Current Portion	(24,200)	(23,998)

Total Long-Term Liabilities	689,300	713,500

Total Liabilities	754,715	778,555

Contingency	--	--

Partners' Equity (Deficit)
3130 - Partners' Equity (Deficit)	2,626,754	2,728,343

Total Liabilities and Partners' Equity (Deficit)	$3,381,469	$3,506,898

See notes to financial statements

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

STATEMENTS OF OPERATIONS

Years ended December 31, 2005 and 2004

	2005	2004

Rental Revenue
5120 - Apartment Rentals	$171,216	$169,179
5220 - Less: Vacancy Loss	(4,413)	(2,293)

Net Rental Revenue	166,803	166,886

Financial and Other Revenue
5320 - Interest Income	1,835	1,275
5910 - Laundry Income	3,847	4,300
5990 - Miscellaneous Income	1,936	1,637

Total Financial and Other Revenue	7,618	7,212

Total Revenue	174,421	174,098

Administrative Expenses
6210 - Marketing		400
6311 - Office Expenses	12,108	8,035
6320 - Property Management Fees	17,280	16,739
6340 - Cable	1,628	1,240
6350 - Professional Fees - Accounting	5,500	8,450
6360 - Telephone Expense	1,621	1,718
6370 - Bad Debts	1,143	2,899
6390 - Other Administrative	1,348	3,828

Total Administrative Expenses	40,628	43,309

Operating Expenses
6461 - Exterminating	1,018	864
6471 - Rubbish Removal	3,443	3,115

Total Operating Expenses	4,461	3,979

Maintenance Expenses
6511 - Security	387	387
6521- Grounds	6,108	18,729
6521 - Snow Removal	972	1,413
6561 - Painting and Decorating	3,787	7,501
6570 - Repairs	1,424	5,378

Total Maintenance Expenses	12,678	33,408

(continued)

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

STATEMENTS OF OPERATIONS - CONTINUED

Years ended December 31, 2005 and 2004

	2005	2004
Materials and Supplies
6411 – Janitorial Supplies	725	1,425
6511 – Maintenance Supplies	1,096	1,545

Total Materials and Supplies	1,821	2,970

Salaries and Wages
6310 - Office and Administrative	9,475	10,941
6410 - Janitors	12,562	15,730

Total Salaries and Wages	22,037	26,671

Utilities
6450 - Electricity	3,249	3,763
6451 - Water and Sewer	8,441	9,802

Total Utilities	11,690	13,565

Taxes
6710 - Real Estate Taxes	7,157	7,252
6711 - Payroll Taxes	2,508	2,950
6720 - Insurance	10,597	11,410

Total Taxes	20,262	21,612

Total Operating Expenses	113,577	145,514

Net Operating Income (Loss) Before Financial Expenses, Entity Expenses and Depreciation	60,844	28,584

Financial Expenses
6810 - Mortgage Interest	7,265	7,506

Entity Expenses
7180 - Reporting Fee	2,499	1,000

Net Income (Loss) Before Depreciation	51,080	20,078

6900 - Depreciation	(152,669)	(158,897)

Net Income (Loss)	$(101,589)	$(138,819)

See notes to financial statements

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

Years ended December 31, 2005 and 2004

	Percent Interest	Balance December 31, 2004	Net Income (Loss) 2005	Balance December 31, 2005
General Partner	0.010%	$(47)	$(10)	$(57)
Limited Partner	99.970%	1,728,947	(101,559)	1,627,388
Special Limited Partner	0.010%	173	(10)	163
Missouri Limited Partner	0.010%	999,270	(10)	999,260
	100.000%	$2,728,343	$(101,589)	$2,626,754

	Percent Interest	Balance December 31, 2003	Net Income (Loss) 2004	Balance December 31, 2004
General Partner	0.010%	$(33)	$(14)	$(47)
Limited Partner	99.970%	1,867,725	(138,778)	1,728,947
Special Limited Partner	0.010%	187	(14)	173
Missouri Limited Partner	0.010%	999,283	(13)	999,270
	100.000%	$2,867,162	$(138,819)	$2,728,343

See notes to financial statements

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

	2005	2004
Cash Flows from Operating Activities
Rental Receipts	$171,269	$172,831
Interest Receipts	1,835	1,275

Total Receipts	173,104	174,106

Administrative Expenses Paid	(44,472)	(35,224)
Operating Expenses Paid	(4,461)	(3,979)
Maintenance Expenses Paid	(12,678)	(33,408)
Materials and Supplies	(1,821)	(2,970)
Salaries and Wages	(22,037)	(25,497)
Utilities Paid	(11,690)	(13,565)
Taxes Paid	(20,185)	(21,787)
Mortgage Interest Paid	(7,265)	(7,506)
Tenant Security Deposits, Net	(698)	(113)
Entity Expenses Paid	(1,000)	(1,000)

Total Disbursements	(126,307)	(145,049)

Net Cash Provided by (Used in) Operating Activities	46,797	29,057

Cash Flows from Investing Activities
(Increase) Decrease in Escrows, Net	(197)	3,004
Deposits to Restricted Funds	(15,231)	(14,982)
Withdrawals Restricted Funds	16,401	1,890

Net Cash Provided by (Used in) Investing Activities	973	(10,088)

Cash Flows from Financing Activities
Payments on Long-Term Debt	(23,998)	(23,760)

Net Increase (Decrease) in Cash	23,772	(4,791)

Cash, Beginning of Year	1,399	6,190

Cash, End of Year	$25,171	$1,399

(continued)

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

STATEMENTS OF CASH FLOWS - CONTINUED

Years ended December 31, 2005 and 2004

	2005	2004
Reconciliation of Net Income (Loss) to Net Cash Provided by Operating Activities:
Net Income (Loss)	$(101,589)	$(138,819)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation	152,669	158,897
(Increase) Decrease in Operating Assets:
Tenant Accounts Receivable	(3,820)	(4)
Tenant Security Deposits	(298)	(113)
Prepaid Insurance	77	(175)
Increase (Decrease) in Operating Liabilities:
Accounts Payable	(3,920)	3,835
Accrued Expenses	76	5,424
Due to Affiliates	1,499	-
Tenant Security Deposits	(400)	-
Prepaid Rents	2,503	12

Total Adjustments	148,386	167,876

Net Cash Provided by (Used in) Operating Activities	$46,797	$29,057

See notes to financial statements

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

NOTE I - NATURE OF OPERATIONS

Boonville Associates I, L.P. (the Partnership) was formed on October 19, 1998, under the laws of the State of Missouri, for the purpose of acquiring, constructing, holding, and operating a 48-unit residential apartment complex known as Rankin Mill Apartments, MHDC No. 00-110-HCT. The Project is intended primarily for low and moderate-income tenants in Boonville, Missouri. The Project is regulated by the Missouri Housing Development Commission (MHDC) as to rent charges and operating methods.

The Partnership terminates December 31, 2050, unless dissolved earlier upon the sale of substantially all of the Partnership's real property.

Agreements with MHDC provide for the regulation of rental charges, restrictions on the disposition of property, and limitations on annual cash distributions to Partners.

The Partnership has received an allocation of low-income housing tax credits from the state of Missouri totaling $3,028,220. Each building of the project has qualified for and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. The credit allocation will be allowed annually in the amount of $302,822 for ten years if the project remains in compliance. In addition, the partnership has been allocated state low-income housing tax credits. In order to qualify for the credits, the partnership must maintain compliance with certain requirements.

In addition the Partnership has executed a regulatory agreement with the Missouri State Housing Development Authority which requires the operation of the project pursuant to Section 42 for a minimum of 30 years. This requirement is binding on the transferee during this compliance period.

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Capitalization and Depreciation

Land, buildings, site improvements, and furniture and fixtures are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation.

The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

	Estimated Life	Method
Buildings	27.5 Years	Straight-Line
Site Improvements	15 Years	Accelerated
Furniture and Fixtures	5 Years	Accelerated

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

Accounts Receivable and Bad Debts

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the Partners individually.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Several reclassifications have been made to the prior year balances to conform to the current year presentation. Such reclassifications were made for comparative purposes only, and do not restate the prior year financial statements.

NOTE 3 - CASH

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash.

NOTE 4 - TENANT SECURITY DEPOSITS

Regulations of the U.S. Department of Housing and Urban Development require that security deposits be segregated from the general funds of the Partnership. Accordingly, the Partnership holds all security deposit funds in a separate, interest-bearing account.

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

NOTE 5 - ESCROW DEPOSITS AND RESTRICTED RESERVES

According to the Partnership, loan and other regulatory agreements, the Partnership is required to maintain certain escrow deposits and restricted reserves. The following schedule shows the activity in such accounts during 2005 and 2004.

The Partnership is required to fund an operating reserve, in the initial amount of $4,500, from Limited Partner capital contributions. The operating reserve has been funded as required in 2005.

The Partnership is required to fund a replacement reserve, in the initial amount of $30,250, from Limited Partner capital contributions, and annually in an amount equal to $200 per unit. The replacement reserve has been funded as required in 2005 and 2004.

According to the Partnership Agreement, the Partnership is required to fund a supportive programs reserve, in the initial amount of $52,500, from Limited Partner capital contributions. The supportive programs reserve has been funded as required in 2005 and 2004.

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

	Balance January 1, 2005	Additions and Interest	Withdrawals and Transfers	Balance December 31, 2005
Real Estate Tax
Escrow	$1,392	$16,230	$16,802	$820
Insurance Escrow	4,193	769		4,962
Replacement Reserve	45,376	15,148	8,600	51,924
Operating Reserve	4,670	83		4,753
Supportive Programs Reserve	50,965	-	7,801	43,164
Total	$106,596	$32,230	$33,203	105,623

	Balance January 1, 2004	Additions and Interest	Withdrawals and Transfers	Balance December 31, 2004
Real Estate Tax
Escrow	$5,341	$3,284	$7,233	$1,392
Insurance Escrow	3,248	10,744	9,799	4,193
Replacement Reserve	30,475	14,901		45,376
Operating Reserve	4,589	81		4,670
Supportive Programs Reserve	52,855	-	1,890	50,965
Total	$96,508	$29,010	$18,922	$106,596

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

NOTE 6 - LONG-TERM DEBT

	2005	2004
The mortgage note, dated September 12, 2000, is held by MHDC in the original amount of $810,000. The note bears interest at 1% per annum. Monthly installments of $2,605 for principal and interest are based on a 30-year amortization of the original note balance. Payments began on December 1, 2001. The loan matures on November 1, 2031, at which time any unpaid principal and interest is due. The note is collateralized by real estate held for lease and an assignment of rents and leases.	$713,500	$737,498

Less: Current maturities	(24,200)	(23,998)

Total	$689,300	$713,500

Aggregate maturities of long-term debt are as follows:

Year Ending December 31:
2006	$24,200
2007	24,500
2008	24,700
2009	25,000
2010	25,200
Thereafter	589,900

Total	713,500

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

NOTE 7 - RELATED PARTY TRANSACTIONS

According to the Partnership Agreement, the General Partner is entitled to an incentive management fee equal to 70% of remaining cash flow from operations after all unpaid amounts as defined in the Partnership Agreement are paid. No such fee was earned or paid in 2005 and 2004.

According to the Partnership Agreement, the Limited Partner is entitled to an annual reporting fee equal to 15% of remaining cash flow from operations, but in no event less than $1,000. During 2005 and 2004, reporting fees earned were $2,499 and $1,000, and reporting fees paid were $1,000 and $-0-, respectively.

The General Partner is obligated, under the Partnership Agreement, to provide funds for any development or operating deficits. Funds have been advanced to the Partnership, by the General Partner, including advances made pursuant to such obligation. The advances are noninterest-bearing, unsecured, and due on demand. As of December 31, 2005 and 2004, advances to the Partnership totaled $14,295.

Amounts due to affiliates at December 31, 2005 and 2004 are as follow:

	2005	2004
Reporting Fees Payable	$2,499	$1,000
General Partner Advances	14,295	14,295
Totals	$16,794	15,295

NOTE 8 - PARTNERS AND PARTNERSHIP INTERESTS

The Partnership has one General Partner, Central Missouri Counties Human Development Corporation, which has a .01% interest, one Limited Partner, WNC Housing Tax Credit Fund VI, L.P., which has a 99.97% interest, one Special Limited Partner, WNC Housing, L.P., which has a .01% interest, and one Missouri Limited Partner, WNC Missouri Tax Credits XXXI, L.P., which has a .01% interest.

Boonville Associates I, L.P.
(A Missouri Limited Partnership)
MHDC Project No.: 00-100-HCT

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

Years ended December 31, 2005 and 2004

NOTE 9 - PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS

Generally, profits and losses are allocated to the Partners based upon their percentage of interest in the Partnership. Cash flow, as defined by the Partnership Agreement, generally is distributable as prioritized in the Partnership Agreement. Profits and losses arising from the sale, refinancing, or other disposition of all or substantially all of the Partnership's assets will be specially allocated as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits, losses and distributions may be required.

NOTE 10 - CONTINGENCY

The Partnership's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance could result in an adjustment to the capital contributed by the Limited Partners.